Exhibit 99.2

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK BOARD OF DIRECTORS AUTHORIZES REPURCHASE
OF UP TO TWO MILLION SHARES OF COMMON STOCK

Minneapolis, Aug. 5, 2004 – ATK (NYSE:  ATK) today announced that its board of directors has authorized the repurchase of up to two million shares of the company’s common stock.  The authorization extends through March 31, 2006, and replaces the prior authorization.

The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with all applicable securities laws and regulations and the company’s loan covenants, depending upon market conditions and other factors.  The repurchase program will serve primarily to offset dilution from the company’s stock-based plans and may also be used for other business purposes.

ATK had 37.6 million common shares outstanding at the end of the first quarter of fiscal year 2005 on July 4, 2004.

ATK is a $2.4 billion advanced weapon and space systems company employing 13,200 people in 23 states.  News and information can be found on the Internet at www.atk.com.

-more-

Certain information discussed in this press release regarding the share repurchase program constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the availability of capital market financing, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

#    #    #